
                                  EXHIBIT 11.1
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                           Years Ended December 31,
                                                              1994              1993                1992
                                                              ----              ----                ----
(In thousands, except per share amounts)

PRIMARY

    Average shares outstanding                              10,344             8,503               8,180

    Net effect of dilutive stock options--
       based on the treasury stock method
       using average market price                              229               200                 153
                                                               ---               ---                 ---

                                            TOTAL           10,573             8,703               8,333
                                                            ======             =====               =====

Income from continuing operations                           $6,085            $3,924              $3,118
                                                            ------            ------              ------
Net income                                                  $6,085            $3,924              $3,118
                                                            ======            ======              ======

Income per share:
    Continuing operations                                   $  .58            $  .45              $  .37
                                                            ------            ------              ------
Net income                                                  $  .58            $  .45              $  .37
                                                            ======            ======              ======

FULLY DILUTED

    Average shares outstanding                              10,344             8,503               8,180

    Net effect of dilutive  stock  options--
    based on the treasury  stock method
    using the year-end market price,
    if higher than the average market
       price                                                   229               236                 194
                                                               ---               ---                 ---

                                            TOTAL           10,573             8,739               8,374
                                                            ======             =====               =====

Income from continuing operations                           $6,085            $3,924              $3,118
                                                            ------            ------              ------
Net income                                                  $6,085            $3,924              $3,118
                                                            ======            ======              ======

Income per share:
    Continuing operations                                   $  .58            $  .45              $  .37
                                                            ------            ------              ------
Net income                                                  $  .58            $  .45              $  .37
                                                            ======            ======              ======

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The Statement Re:  Computation  of Per Share  Earnings for periods prior to 1994 has been restated to include the accounts of Southwest Telephone Systems, Inc., which was accounted for as a pooling of interest.